LOAN AGREEMENT
(USDA GUARANTEED LOAN)
This Loan Agreement (“Agreement”) is entered into and effective as of January 27, 2021, by and among (i) Community Trust Bank, Inc. (“Bank”), a Kentucky corporation; and (ii) Corbin Project LLC, Arq Projects Holding Company LLC, Arq St. Rose LLC, Arq Corbin LLC and Arq Corbin Land LLC (collectively, “Borrowers”), each a Delaware limited liability company.
Recitals:
A.    Borrowers desire to jointly and severally obtain from Bank a term loan in the principal amount of Ten Million and No/100 Dollars ($10,000,000.00) (“Loan”), the proceeds of which will be used to complete a coal-refuse processing plant in Corbin, Kentucky, and for the purchase and installation of equipment for a demonstration of drying and blending of processed coal waste at such coal-refuse processing plant (“Project”).
B.    In order to induce Bank to enter into this Agreement and to establish the Loan for Borrowers, without which inducement Bank would be unwilling to do so, and in consideration of the benefits they will receive therefrom, Borrowers desire to make the agreements set forth herein.
Agreement:
Now, therefore, for and in consideration of the Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Definitions. As used herein, the following capitalized terms shall have the meanings set forth below. Other terms and phrases are defined elsewhere in this Agreement and the meanings shall be applicable throughout this Agreement.
1.1 ADA. “ADA” means the American with Disabilities Act, as amended.
1.2 Advance. “Advance” means a disbursement of proceeds of the Loan, as the same may be made from time to time, including the “Initial Disbursement,” as defined in Section 2.2(a).
1.3 Affiliate. “Affiliate” means any Person controlling, controlled by or under common control with a Borrower and includes any Subsidiary of a Borrower.
1.4 And/or. “And/or” means one or the other or both, or any one or more or all, of the things or persons or parties in connection with which the conjunction is used.
1.5 Balance Sheet Equity; Net Worth. Each of “Balance Sheet Equity” and “Net Worth” means, with respect to Borrowers, (a) the book value of all assets of Borrowers, taken on a consolidated basis, in accordance with GAAP, minus (b) all of Borrowers’ Total Indebtedness, all as determined in accordance with GAAP.

1.6 Borrowing Rate. “Borrowing Rate” means, with respect to the first sixty (60) months that the Loan is in effect (“Fixed Rate Period”), a fixed rate of interest per annum equal to six percent (6.0%), thereafter automatically converting to a floating rate of interest per annum equal to the higher of: (a) six percent (6.0%); or (b) the “Prime Rate” defined herein plus two and three-quarters percent (2.75%). Following the conversion of the Borrowing Rate to a floating rate per annum, the Borrowing Rate shall be adjusted no more frequently than quarterly. The Borrowing Rate shall be calculated on the basis of an assumed 360-day year for the actual number of days elapsed, in accordance with Bank’s customary practice.
1.7 Business Day. “Business Day” means all calendar days except Saturdays, Sundays and legal holidays of the United States.
1.8 Capital Expenditures. “Capital Expenditures” means any expenditures of Borrowers or any Subsidiary of Borrowers that would be classified as capital expenditures under GAAP, including the “Capitalized Lease Obligations” defined herein.
1.9 Capitalized Lease Obligations. “Capitalized Lease Obligations” means the payments due under any lease of a Borrower or any Subsidiary under which the obligations of the Borrowers or such Subsidiary, as lessee, would be included in determining the total liabilities for the balance sheet of such Borrower or such Subsidiary in accordance with GAAP.
1.10 Closing. “Closing” means the date upon which the disbursement of the Loan proceeds occurs.
1.11 Closing Costs. “Closing Costs” collectively means all amounts approved in writing by Bank necessary to pay all reasonable costs, charges and expenses incurred by Bank or Borrowers in connection with making the Loan, including, but not limited to, tax and lien search charges, recording fees, escrow fees, appraisal fees, inspection and cost analysis fees, permit fees, brokers’ fees, insurance premiums, and reasonable attorneys’ fees and expenses.
1.12 Collateral. “Collateral” collectively means all of the equipment and other assets, properties and interests in which Bank has or acquires a security interest and/or lien to secure the Loan including, without limitation, as described more particularly in, the “Security Agreement” defined in Section 3.1.
1.13 Event of Default. “Event of Default” means the occurrence or happening of any of the matters set forth in Section 8 hereof.
1.14 Existing Indebtedness. “Existing Indebtedness” collectively means any indebtedness of a Borrower secured by any Collateral and/or any other property, whether real, personal or otherwise, in which Bank will obtain a lien or security interest to secure the Loan.
1.15 Financial Covenants. “Financial Covenants” collectively means the financial covenants set forth in Section 5.12.
1.16 GAAP. “GAAP” means generally accepted accounting principles in the United States as such accounting principles are generally accepted by the accounting profession from time to time, applied on a consistent basis.
1.17 IFRS. “IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board from time to time.

1.18 Indebtedness. “Indebtedness” collectively means all Obligations and liabilities of Borrowers to Bank, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, and includes the Loan and all other obligations to Bank arising in connection with this Agreement.
1.19 Lease. “Lease” means that certain Lease Agreement dated August 31, 2015, from CH Development, L.L.C. to Arq Corbin Land LLC (f/k/a Hendricks Corbin Land LLC), as amended.
1.20 Leased Property. “Leased Property” means the real property located in Knox County and Whitley County, Kentucky, upon which the Project is located, as described more particularly on Exhibit A attached hereto and incorporated herein by reference, which is leased to Arq Corbin Land LLC (f/k/a Hendricks Corbin Land LLC) pursuant to the Lease and subleased to Corbin Project LLC pursuant to the “Sublease” defined herein.
1.21 Loan. “Loan” means the term loan facility in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) established by Bank for Borrowers pursuant to Section 2 hereof.
1.22 Loan Documents. “Loan Documents” collectively means this Agreement, the Notes, the Security Instruments and all other instruments and agreements related hereto and/or executed and/or delivered in connection with the Loan, as the same may be amended or modified from time to time.
1.23 Net Income. “Net Income” means total income less the aggregate of total expenses (including depreciation and amortization expenses) and taxes, all determined in accordance with GAAP.
1.24 Notes. “Notes” collectively means: (a) that certain Promissory Note of even date herewith made jointly and severally payable by Borrowers to the order of Bank in the principal amount of Eight Million and No/100 Dollars ($8,000,000.00), as guaranteed by USDA pursuant to the “USDA Loan Note Guarantee” defined herein (“Note A”); and (b) that certain Promissory Note of even date herewith made jointly and severally payable by Borrowers to the order of Bank in the principal amount of Two Million and No/100 Dollars ($2,000,000.00) (“Note B”).
1.25 Obligations. “Obligations” collectively means and includes all loans, advances, debits, liabilities, obligations, letters of credit or acceptance transactions, trust receipt transactions, or any other financial accommodations, howsoever arising, owing by any of Borrowers to Bank, of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement and/or the Notes, including, without limitation, all interest, fees, charges, expenses, attorneys’ fees and disbursements and accountants’ fees and disbursements chargeable to Borrowers or incurred by Bank in connection with its dealings with Borrowers and all amendments, extensions and/or renewals thereof.
1.26 Person or Party. “Person” or “Party” means any natural person, sole proprietorship, corporation, partnership, limited partnership, joint venture, trust, limited liability company, unincorporated organization, association, other entity or group, institution, party or government (whether federal, state, county, city, municipal or other) or agency or division thereof.

1.27 Possible Default. “Possible Default” means an event, condition, or thing which, with the lapse of any applicable grace period, the giving of notice or both, would constitute an Event of Default under Section 8 hereof.
1.28 Prime Rate. “Prime Rate” means the interest rate per annum most recently quoted, or the highest of any range of interest rates quoted from time to time by The Wall Street Journal (“WSJ”) as the “Prime Rate” or base rate on corporate loans in effect at large U.S. money center commercial banks. In the event the WSJ ceases to publish a “Prime Rate,” the “Prime Rate” shall be an interest rate designated and announced from time to time by Bank as its “Prime Rate” in its principal office although that rate may not be the lowest rate available at that particular time on loans of a similar nature.
1.29 Security Instruments. “Security Instruments” collectively means all of the instruments and rights currently and hereafter securing the Indebtedness, including those described Section 3.
1.30 Sublease. “Sublease” means that certain Sublease dated December 7, 2015, by and among Arq Corbin Land LLC (f/k/a Hendricks Corbin Land LLC) as “Sublessor,” Corbin Project LLC as “Sublessee” and Arq Corbin LLC (f/k/a Hendricks Corbin LLC as “Permittee,” pursuant to which Arq Corbin Land LLC subleases the Leased Property to Corbin Project LLC.
1.31 Subsidiary. “Subsidiary” means (a) any corporation in which more than fifty percent (50%) of its outstanding common stock having ordinary voting power (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is directly or indirectly owned by a Borrower, any Subsidiary of Borrowers and/or any combination thereof; or (b) any partnership, limited partnership, limited liability company or other entity more than fifty percent (50%) of the ownership interests (and/or instruments convertible into such interests) of which is owned directly or indirectly by a Borrower, any Subsidiary of a Borrower and/or any combination thereof.
1.32 Total Indebtedness. “Total Indebtedness” means all current and long term liabilities and other obligations (including the Indebtedness and all Capitalized Lease Obligations) of Borrowers on a consolidated basis, as determined in accordance with GAAP.
1.33 UCC. “UCC” means the Uniform Commercial Code as in effect in the Commonwealth of Kentucky from time to time, except to the extent that the perfection or priority and/or the effect of perfection or non-perfection of any security interest granted to Bank in connection with the Loan pursuant to any Loan Document requires the application of the Uniform Commercial Code as in effect from time to time in a jurisdiction other than the Commonwealth of Kentucky, in which event the term “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction.
1.34 USDA. “USDA” means the United States Department of Agriculture.
1.35 USDA Conditional Commitment. “USDA Conditional Commitment” means the USDA Conditional Commitment for Guarantee dated January 11, 2021, a copy of which is attached hereto as Exhibit B and incorporated herein by reference.
1.36 USDA Guarantee Fee.     “USDA Guarantee Fee” means Two Hundred Forty Thousand and No/100 Dollars ($240,000.00), which is three percent (3.0%) of Eight Million and No/100 Dollars, which is eighty percent (80%) of the original principal amount of the Loan guaranteed by USDA.

1.37 USDA Loan Note Guarantee. “USDA Loan Note Guarantee” means the Loan Note Guarantee under the Business and Industry Loan Guarantee Program administered by the USDA Rural Business Service, pursuant to which USDA will guarantee eighty percent (80%) of the original principal amount of the Loan.
2. Loan. Subject to the terms and conditions contained herein, Bank hereby establishes the Loan in favor of Borrowers as follows:
2.1 Amount; Purpose. The principal amount of the Loan established in favor of Borrowers is Ten Million and No/100 Dollars ($10,000,000.00). The Loan is evidenced by, and shall be payable and otherwise made on the terms set forth in, this Agreement and in the Notes. All payments on the Notes shall be made in immediately available funds at the principal office of Bank on each date as specified in the Notes. The Notes shall bear interest at the Borrowing Rate. For the first twenty-four (24) months that the Loan is in effect, Borrowers shall make interest-only payments on the Notes as set forth therein. Thereafter, Borrowers shall make monthly interest and principal payments based on a thirteen (13) year amortization on the Notes as set forth therein. Borrowers and Bank acknowledge and agree that the Notes shall be pari passu in right of payment and in all other respects, and all payments of principal and interest on the Notes shall be made pro rata based on the unpaid principal balance of each Note. The proceeds of the Loan shall be used as set forth in Recital A and as otherwise provided in this Agreement and/or established by Bank in writing. The Notes may be hereafter amended, modified, extended and/or renewed only with the prior written approval of USDA, Bank and Borrowers.
2.2 Disbursements. The disbursement of Loan proceeds shall be subject to the prior satisfaction of all conditions precedent set forth herein, in the USDA Conditional Commitment (including, without limitation, Condition 1, entitled “Purpose”) and as otherwise reasonably established by Bank, unless waived in writing by Bank. Bank shall disburse the Loan proceeds in accordance with a settlement statement approved by Bank and Borrowers at the closing of the Loan. Without limiting the foregoing:
(a) Initial Disbursement. At the closing of the Loan, Bank shall make an initial disbursement of Loan proceeds to Borrowers (“Initial Disbursement”) to enable Borrowers to pay certain Closing Costs and to reimburse Borrowers for Project-related equipment and expenses previously purchased and/or incurred by Borrowers as set forth on Schedule 2.2(a) attached hereto and incorporated herein by reference, and as further described on the settlement statement.
(b) Drawdown Period. Borrowers shall have a period of twelve (12) months from the date of this Agreement (“Drawdown Period”) within which to draw down the remaining principal amount of the Loan. Any Loan proceeds not disbursed prior to the expiration of the Drawdown Period shall not be available for disbursement thereafter.
(c) Subsequent Disbursements. All Advances made subsequent to the Initial Disbursement shall be subject to the following provisions:
(1) All requests for Advances shall be made in writing by an authorized representative of Borrowers. Advance requests shall include such documentation as Bank may reasonably request but shall contain at least either: (A) an approved invoice for Project-related equipment and/or related installation costs that Borrowers have not yet paid, in which case Bank shall disburse the Advance for payment of same directly to the vendor thereof within one (1) Business Day of Bank’s receipt of all required documentation; or (B) a receipt for Project-related equipment and/or related installation costs that have been paid for by Borrowers (provided that such equipment is physically located on-site at the Leased Property), in which case Bank shall disburse the Advance for reimbursement of same to Borrowers within one (1) Business Day from Bank’s receipt of all required documentation.
(2) Each request by Borrowers for an Advance shall, in and of itself, constitute a continuing representation and warranty by Borrowers to Bank that: (A) Borrowers then are, and at the time the Advance is actually made will be, entitled under this Agreement to obtain that Advance; and (B) that all of the covenants, agreements, representations and warranties made by Borrowers herein are true and correct in all material respects and have been complied with in all material respects as of such date.
(3) Bank shall not be required to disburse any Loan proceeds if any of the following occur or exist: (A) an Event of Default or Possible Default exists or immediately thereafter would exist; (B) such Advance is requested to be made after the expiration of the Drawdown Period; and/or (C) Borrowers fail to submit the items required to be submitted hereunder relative to an Advance.
2.3 Prepayment Penalty. During the first five (5) years that the Loan is in effect (“Prepayment Penalty Period”), Borrowers shall pay a prepayment penalty for any prepayment of the Notes, in whole or in part, made using the proceeds of (a) any financing, refinancing or loan established for the benefit of any of Borrowers by a bank, lender or financial institution other than Bank or (b) any initial public offering of any of Borrowers, which penalty shall be based on the aggregate outstanding principal balance of the Notes at the time such prepayment is made, calculated in accordance with the following schedule:

Year	Penalty Amount (percentage of aggregate outstanding principal balance)
1	5%
2	4%
3	3%
4	2%
5	1%
Upon the expiration of the Prepayment Penalty Period, prepayments may be made on the Notes without premium or penalty. Any partial prepayment of the Notes shall be applied first to accrued but unpaid interest on the Notes, and then to payment of the Advances which, according to Bank’s records, have most recently been disbursed, unless interest on the Notes is delinquent, in which event such prepayment shall first be applied, at Bank’s sole option, to such delinquent interest and then as above provided. Borrowers shall not be entitled to re-borrow any amounts prepaid or repaid on the Notes. For the avoidance of doubt, any prepayment of the Notes, in whole or in part, made using funds other than the proceeds of (a) any financing, refinancing or loan established for the benefit of any of Borrowers by a bank, lender or financial institution other than Bank or (b) any initial public offering of any Borrowers shall not be subject to any prepayment penalty.
2.4 Maturity Date. The Maturity Date of the Notes, at which time all outstanding principal and accrued but unpaid interest on the Notes shall be due and payable in full, shall be January 27, 2036.

2.5 Origination Fee. In addition to accruing interest on the Loan, and all other fees and expenses payable by Borrowers to Bank under the Loan Documents, Borrowers have agreed to pay to Bank an origination fee in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) (“Origination Fee”). The Origination Fee shall be due and payable upon the closing of the Loan. This fee is non-refundable and shall not be applied to any other Indebtedness of Borrowers to Bank.
3. Security for the Indebtedness. The Indebtedness, including the Notes, is and shall be secured by, and entitled to the benefits of, all the following:
3.1 Security Agreement. A first and prior security interest in and to the Collateral described in that certain Security Agreement of even date herewith by and among one or more of Borrowers and Bank (“Security Agreement”), including, without limitation, the machinery and equipment specifically identified on Exhibit C attached hereto and incorporated herein by reference, with a current “Fair Market Value in Continued Use” of Thirty-Four Million and No/100 Dollars ($34,000,000.00), which value is based solely on the appraisal ordered by Bank as contemplated in Section 4.10 of this Agreement.
3.2 USDA Loan Note Guarantee. The guarantee by USDA of eighty percent (80%) of the original principal amount of the Loan, as set forth in the USDA Loan Note Guarantee.
3.3 Right of Offset. The right of offset specified in Section 9.3 hereof.
3.4 Other Security. Other security and instruments, if any, granted to Bank by any of Borrowers and/or others, whether of even date herewith or hereafter or heretofore granted, to secure the Notes and/or any other Indebtedness.
4. Conditions Precedent. Bank’s obligations under this Agreement, including the disbursement of any proceeds under the Loan, shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions precedent, and such other conditions contained elsewhere herein and as Bank may impose in its discretion (collectively, “Conditions Precedent”), unless such condition or conditions shall be waived by Bank in writing, in the sole discretion of Bank.
4.1 Resolutions and Approvals. Borrowers shall furnish certified copies of all consents, waivers, resolutions and approvals as may be required by Bank in the exercise of its sole discretion, including those evidencing approval of the execution and delivery of the Loan Documents by Borrowers, all in form and substance acceptable to Bank.
4.2 Loan Documents. All of the Loan Documents, and such other documents or instruments as Bank may reasonably require, all in form and substance acceptable to Bank, shall have been duly executed and delivered to Bank, and, where appropriate, duly recorded or filed in the proper public offices.
4.3 Representations, Warranties and Covenants. All representations and warranties of Borrowers contained herein and in all of the other Loan Documents shall be true and correct in all material respects, and Borrowers shall be in compliance in all material respects with all covenants contained in this Agreement and in all of the other Loan Documents.
4.4 Insurance. Satisfactory proof that policies of insurance of the types and coverages as specified in this Agreement and as otherwise required by Bank are in full force and effect.

4.5 Consents of Third Parties. Such third-party consents, estoppels and/or agreements as Bank may require, including without limitation any consents, waivers, estoppels and/or subordination, non-disturbance and attornment agreements, related to any of the Collateral and/or Security Instruments, all of which shall be in form and substance satisfactory to Bank in its sole discretion.
4.6 Lien Searches. Bank shall have been provided with UCC, tax lien and judgment lien searches performed in such locations as Bank shall determine in the exercise of its sole discretion, which shall indicate that all of Borrowers’ assets and any other Person’s assets acting as security for the Loan are free and clear of all liens and encumbrances, other than the Permitted Encumbrances or any other encumbrances expressly permitted by Bank in writing.
4.7 Entity Matters. Bank shall have been provided with true, correct and complete copies of each Borrower’s formation and governing documents, including all amendments, and shall have been provided such further information as shall have been requested by Bank regarding the business, properties, finances and operations of Borrowers, without any such items revealing any materially adverse matter.
4.8 Release of Collateral for Existing Indebtedness. Bank shall have reached an agreement with the holder(s) of the Existing Indebtedness, in form and substance acceptable to Bank, pursuant to which such holder(s) shall release of record all mortgages, security instruments, financing statements and other documents securing the Existing Indebtedness to the extent that such mortgages, security interests, financing statements or other documents encumber any of the Collateral or any other property or assets securing the Loan.
4.9 Taxpayer ID Numbers. Borrowers shall have provided Bank with their taxpayer identification numbers.
4.10 Appraisal. Bank shall have received an appraisal of the Collateral in form and substance acceptable to Bank, establishing the loan-to-value ratio for equipment and machinery, which shall not exceed seventy percent (70%). The equipment and machinery appraisal must be prepared in accordance with the Uniform Standards of Professional Appraisal Practice.
4.11 Legal Opinions. Bank shall have received written opinions, addressed to Bank and dated as of the Closing (a) from Bank’s counsel, rendering such enforceability opinions regarding the Loan Documents as Bank and/or USDA may reasonably require; and (b) from Borrowers’ counsel, rendering such enforceability opinions and opinions regarding Borrowers’ organization and good standing, current tax reporting status (which shall be based solely on such factual certifications of Borrowers as Borrowers’ counsel may reasonably require), pending litigation and other pertinent matters as Bank and/or USDA may reasonably require, which shall be expressly designated for reliance upon by Bank’s counsel in rendering its enforceability opinion to Bank.
4.12 USDA Conditional Commitment for Guarantee. Borrowers shall have satisfied any and all conditions required by USDA to obtain USDA’s unconditional guarantee of eighty percent (80%) of the original principal amount of the Loan, as set forth in the USDA Conditional Commitment.
4.13 Fees and Costs. The USDA Guarantee Fee shall have been paid in full to USDA, which amount shall be deemed to have been fully earned upon Borrowers’ execution of this Agreement, and Borrowers shall have paid all Closing Costs and the Origination Fee.

4.14 Taxes and Assessments. All taxes and assessments due on the Collateral shall have been paid in full.
4.15 Interest Reserve Escrow. Borrowers shall have deposited the sum of One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) into an escrow deposit account maintained with Bank to be known as the “Interest Reserve Account,” which shall be subject to the terms and conditions of an escrow agreement by and among Borrowers and Bank and shall be in form and substance acceptable to Bank.
4.16 Borrowers’ Equity. Bank shall have received evidence satisfactory to Bank in its discretion that Borrowers have used at least Five Million and No/100 Dollars ($5,000,000.00) of Borrower’s own cash funds toward the Project (which may include working capital expenditures).
5. Affirmative Covenants. Borrowers jointly and severally agree that until the principal of and all interest on the Notes and all the other Indebtedness have been paid in full and this Agreement terminated, Borrowers shall perform and observe, or cause to be performed and observed, all of the following:
5.1 Insurance. Subject to the additional requirements in this Section 5.1, at all times during which the Loan is in effect, Borrowers shall insure themselves, the Collateral and all of their other assets and properties acting as collateral for the Loan, to such extent and against such hazards and liabilities as is commonly done by businesses similarly situated, but in no event shall the insurance maintained by Borrowers be less in amount or type of coverage than specifically required hereby, by any of the Security Instruments and/or as otherwise required by Bank, including the following:
(a) workers compensation insurance as required by applicable law;
(b) commercial general liability insurance naming Bank as an additional insured, in such amounts as reasonably required by Bank and consistent with insurance held by businesses within Borrowers’ industry; and
(c) special form cause of loss property insurance on a 100% replacement cost coverage basis, naming Bank as additional insured, mortgagee, loss payee and/or lender’s loss payee, as reasonably requested by Bank. Borrowers shall, within five (5) Business Days after written request by Bank, furnish to Bank full information concerning such insurance and promptly effect such additional insurance to protect against additional risks and in additional amounts as Bank may reasonably request from time to time, with Bank named as additional insured, mortgagee, loss payee and/or lender’s loss payee as requested by Bank, which policies shall be in forms approved by Bank. All insurance shall provide that the issuer of such insurance shall be required to provide Bank with at least thirty (30) days’ written notice prior to any cancellation or non-renewal of such insurance or reduction in the amount of coverage.
5.2 Money Obligations. Borrowers shall pay in full:
(a) Prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies hereafter due (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely legal proceedings and for which a bond staying execution or enforcement thereof shall have been posted to Bank’s satisfaction); and

(b) All of Borrowers’ debts, obligations and liabilities incurred after the date hereof, on or prior to their respective due dates (or within any applicable cure periods applicable thereto), for which Borrowers may be or become liable or to which any or all of Borrowers’ assets may be or become subject.
5.3 Financial Statements and Tax Returns; Other Financial Information.
(a) Borrowers shall furnish to Bank on an annual basis, commencing within ninety (90) days after year ending December 31, 2021, audited consolidating and consolidated financial statements prepared in accordance with GAAP and certified by a firm of independent certified public accountants of recognized standing acceptable to Bank. Each Borrower shall also furnish to Bank a copy of its federal income tax returns, including all schedules and accompanying statements, within thirty (30) days after filing (provided that such returns shall be filed on or prior to the applicable filing deadlines, including any extensions properly and timely filed with the Internal Revenue Service).
(b) Borrowers shall furnish to Bank, immediately upon Bank’s written request, such other financial reports and information about their financial condition, properties and operations as Bank may from time to time reasonably request.
(c) All financial statements specified in Section 5.3(a) above shall be furnished to Bank with comparative figures for the corresponding period in the preceding fiscal year, shall be prepared in accordance with GAAP on an accrual basis of accounting and certified by a firm of independent certified public accountants of recognized standing reasonably acceptable to Bank. Bank acknowledges and agrees that the accounting firm of Ernst & Young is acceptable to Bank. If the maturity date of the Notes is extended, the requirements to supply financial statements to Bank shall continue on a schedule consistent with the schedule set out above. All financial statements specified in Section 5.3(a) shall be accompanied by a certificate of a duly authorized member, manager or officer (as applicable) of Borrowers:
(1) stating that there exists no Event of Default or Possible Event of Default hereunder; or
(2) describing with particularity any existing Event of Default or Possible Default, stating the nature thereof, the period of existence thereof and what action Borrowers have taken or propose to take with respect thereto.
(d) Borrowers shall furnish to Bank prompt written notice of any condition or event which has resulted in or might reasonably be expected to result in any of the following:
(1) a material adverse change in the condition (financial or otherwise) of any of Borrowers;
(2) a material breach by a Borrower of, or Borrower’s material noncompliance with, any term, condition or covenant contained herein or in any other Loan Document; and/or
(3) a material breach by a Borrower of, and/or a Borrower’s material noncompliance with, (A) any term, condition and/or covenant of any material contract to which any Borrower is a party or by which any Borrower or its property may be bound that would result in a material adverse change to the financial condition of Borrowers, and/or (B) the Lease or Sublease.

(e) Borrowers shall furnish to Bank, no later than five Business Days after any Borrower becomes aware of same, prompt written notice of any claims, proceedings or disputes (whether or not purportedly on a Borrower’s behalf) against, or to such Borrower’s knowledge, threatened in writing or affecting any of Borrowers which, if adversely determined, would have a material adverse effect on the business, properties or condition (financial or otherwise) of such Borrower (without in any way limiting the foregoing, claims, proceedings, or disputes involving monetary amounts in excess of $250,000.00 not fully covered by insurance shall be deemed to be material), any labor controversy resulting in or threatening to result in a strike against any Borrower and/or any proposal by any public authority to acquire any material assets or business of a Borrower.
(f) At the Closing, Borrowers shall deliver to Bank a post-closing balance sheet prepared in accordance with GAAP that will reflect Borrowers’ post-Closing status and confirm that Borrowers have a Balance Sheet Equity position of no less than twenty percent (20.0%) of the assets of Borrowers at the time the USDA Loan Note Guarantee is issued.
5.4 Financial Records. Each of Borrowers shall:
(a) At all times keep materially true and complete financial records in accordance with GAAP consistently applied;
(b) Subject to reasonable confidentiality restrictions, at all reasonable times upon prior notice of at least three (3) Business Days, permit Bank to examine any or all of such Borrower’s financial information and other books and records and to make excerpts therefrom and transcripts thereof, and/or submit copies of such information and records to Bank;
(c) Upon Bank’s request, submit to Bank copies of such Borrower’s budgets, financial projections, minutes and other entity documents, material correspondence with third parties regarding the Project and/or such Borrower’s business operations and all other documents that Bank may reasonably request;
(d) Maintain such Borrower’s books and records at the address set forth for Notices in Section 10 and make the same available to Bank upon request in accordance with this Agreement; and
(e) Maintain such Borrower’s current fiscal year.
5.5 Collateral Maintenance. Borrowers shall maintain and preserve the tangible Collateral in good condition and repair, subject only to normal wear and tear, and Bank shall have the right to inspect the same from time to time upon reasonable prior written notice and subject to compliance with any safety requirements of Borrowers.
5.6 Existence and Licenses. Each Borrower shall preserve its limited liability company existence in good standing and will be and remain qualified to do business in good standing in all states in which it is required to be so qualified and will maintain all permits, licenses and other similar matters necessary or appropriate for its business.
5.7 Notice. Borrowers (acting by and through their respective duly authorized representatives) shall notify Bank in writing within no more than two (2) Business Days after any of Borrowers (or any of their respective members, managers, officers or other duly authorized representatives) learns of any of the following:
(a) the existence or occurrence of any Event of Default or Possible Default under this Agreement, the Notes or any other Loan Document;

(b) any representation or warranty made herein or in any other Loan Document or related writing not being, or ceasing to be, for any reason, in any material respect, true and complete and not misleading; and/or
(c) the institution of, or adverse determination of, any litigation, arbitration or governmental proceeding (including, without limitation, an audit or examination by the Internal Revenue Service) which would have a material and adverse effect upon any of Borrowers, which notification shall describe the nature thereof, what happened with respect thereto and what steps are being taken by Borrowers with respect thereto.
5.8 Agreements. Borrowers shall timely comply in all material respects with all of their respective agreements and valid obligations to and with all Parties and shall not commit any material default thereunder. Without limiting the generality of the foregoing, Borrowers shall observe and comply in all material respects with all agreements affecting the Collateral and with all of the terms and provisions of the Security Instruments.
5.9 Subordination. Borrowers hereby agree that all current and future debts of a Borrower to any member, manager or officer of a Borrower, any Affiliate of a Borrower (and/or any of such Affiliate’s shareholders, directors, officers, members or managers, as the case may be) shall be and, to the extent a Borrower is the obligee, are hereby declared to be fully subordinated to the prior repayment of all the Indebtedness and no payments of principal or interest on such other debts shall be made without the prior written consent of Bank until the Indebtedness has been paid in full. Within ten (10) days of any request by Bank, Borrowers shall provide Bank with written confirmation of such subordination, in form and substance acceptable to Bank.
5.10 Payment of Notes and Other Indebtedness. Borrowers shall timely pay the Notes and all of the other Indebtedness in accordance with their respective terms. All payments on the Notes and the other Indebtedness shall be made to Bank in immediately available funds at Bank’s principal office on the date due by no later than 2:00 p.m. Bank’s local time. Funds received by Bank after that time shall be deemed to be received by Bank on the following Business Day.
5.11 Compliance with Laws and Agreements; ADA and Employment Laws. Borrowers shall at all times comply in all material respects with the applicable statutes, regulations, ordinances and other laws applicable to Borrowers’ operations and activities. Borrowers shall timely apply for and diligently pursue obtaining proper governmental permits, licenses, approvals, clearances and authorizations necessary for the commencement and continuation of the Project. Without limiting the generality of the foregoing, Borrowers shall comply in all material respects with all federal, state and local equal opportunity and non-discrimination laws and shall certify to Bank that Borrowers are in compliance with the ADA with respect to the Project or, alternatively, that the ADA is not applicable to Borrowers with respect to the Project. All of Borrowers’ facilities at the Project that are accessible to the public shall be in material compliance with the ADA.
5.12 Compliance with Financial Covenants. Until the Indebtedness is paid in full, Borrowers shall comply in all material respects with the following Financial Covenants, each of which will be tested on an annual basis based on Bank’s review of Borrowers’ financial statements provided to Bank in accordance with Section 5.3(a):
(a) Ratio of Indebtedness to Net Worth. Borrowers shall not permit the ratio of their Total Indebtedness to their Net Worth to be more than four (4) to one (1).

(b) Minimum Balance Sheet Equity. After Closing, Borrowers shall not permit their Balance Sheet Equity to be less than twenty percent (20.0%) of the book value of all assets of Borrowers, taken on a consolidated basis.
(c) Debt Service Coverage Ratio. Commencing with the fiscal year ending December 31, 2023, and at all times thereafter, the ratio of Borrowers’ (i) net income plus interest, taxes, depreciation and amortization, divided by (ii) Borrowers’ interest expense, plus current maturities of long-term debt, shall meet or exceed a ratio of 1.25 to 1. This ratio shall be tested on annual basis based on the previous twelve-month period.
5.13 Credit Reporting. Borrowers shall comply with all credit requests from Dun & Bradstreet or other reputable reporting agencies.
5.14 Compliance with USDA. Upon written notice from Bank, Borrowers shall immediately take any and all actions reasonably necessary to satisfy, comply with and assist Bank in its compliance with the USDA Conditional Commitment attached hereto as Exhibit B, including the specific requirements for the issuance of the USDA Loan Note Guarantee, and including the USDA environmental requirements contained in Condition 17 of the USDA Conditional Commitment that Borrowers shall comply with the following measures, identified in USDA’s environmental review process, to avoid or reduce adverse environmental impacts from the Project’s equipment installation and/or operation as follows:
(a) The Project shall comply with all requirements set forth in the Governor’s Office for Local Development letter dated November 2, 2020, from Ms. Lee Nalley; and
(b) Borrowers shall maintain, or cause to be maintained, all required permits and approvals for the Project, including the following:

PERMIT #	Facility Name	Mine Name	Physical Address	Permit Acres		State Mining License
861-8018	Corbin Project LLC -	Arq Corbin LLC P O Box 474 CORBIN, KY 40702	25 West Laurel Ave. 3318 KY 3041 Corbin, KY 40701 Knox/Whitley	379.5	KY DNR ID 015602	2002-S-008 expires 2/15/2021
MSHA #	**MSHA Status**	**<u>WVNPDES # or KYGE #</u>**	**KY KYGE Expiration Date**	**ARTICLE 3 (or) KY PERMIT Expiration Date**	**ARTICLE 3 and KY PERMITS FILE BY DATE 120 DAYS PRIOR**	**Air Quality**
15-02134	Non-Producing	KYGE40870	9/30/2019/FILED 10-3-2019 Debbie Synterra	JAN-24-2025	Sept 26 2024	Agency 4197 Permit: F-18-027 Activity: APE20190002 Source ID: 21-235-00002
Water Withdrawal Permit	**Bond Amounts see TAB-Performance Bonds**	**Coal Severance Tax**	**EIN Number**	**State Business Registration**	**Insurance Expires**	**Workers Comp**
GACT1-1710 Pond GACT2-1730 Creek AI-4197	$2,960,200	6757336662	47-4844658	157375	7/9/2021	1/31/2021

5.15 Inspections. Bank and/or the USDA and their representatives and designees may, upon request and prior reasonable notice of at least three (3) Business Days and in compliance with all applicable laws, enter upon the Leased Property and any buildings located thereon to inspect the Collateral and the status of the Project, subject to Borrowers’ safety requirements. Such representatives and designees will be entitled to inspect Borrowers’ books and records maintained at the Leased Property and make copies thereof.
5.16 Indemnification. Without limiting any other indemnification obligation of Borrowers set forth herein and/or in any other Loan Document, Borrowers hereby jointly and severally indemnify Bank from and hold Bank harmless against any and all losses, liabilities, costs and expenses suffered or incurred by Bank arising from any claims made by third parties related to any personal injury, death or damage to property occurring due to the operation of the Project and/or the ownership, use and/or operation of any of the Collateral, except to the extent that such claims are caused by the gross negligence or willful misconduct of Bank and/or its employees, agents or contractors. Borrowers shall undertake, at their sole cost and expense and through counsel reasonably satisfactory to Bank, the defense of Bank in any lawsuit or other proceeding commenced as a result of any such injury, death or property damage. The provisions of this Section 5.16 shall survive the execution and delivery of this Agreement and the payment in full of the Indebtedness.

5.17 Compliance with Lease, Sublease and Permits. Borrowers shall observe, comply in all material respects with and maintain in full force and effect (or cause the observance by any Borrower or its Affiliates of and compliance with and the maintenance in full force and effect of) the Lease, Sublease and all other agreements, contracts, permits and documents materially affecting or pertaining to the Project and/or the Collateral. For the avoidance of doubt, any term or provision of the Lease or Sublease the nonobservance of or noncompliance with would be reasonably likely to result in the termination of the Lease or Sublease (subject to any applicable notice or cure period) shall be deemed material for purposes of this Section 5.17). As long as any of the Indebtedness remains outstanding, Arq Corbin Land LLC and Corbin Project LLC shall timely exercise all rights to extend or renew the terms of, respectively, the Lease and Sublease, and Arq Corbin LLC shall maintain all permits necessary or appropriate for the operation of the Project in full force and effect and good standing.
5.18 Project Information. Borrowers will, upon Bank’s written request, furnish to Bank all reasonably pertinent information and data with respect to the construction, development, operation and any other aspect or component of the Project.
5.19 Control over Collateral. To the extent that any Person who is not a party to this Agreement has or obtains any interest in any of the Collateral (which Borrowers shall not cause or permit to happen without Bank’s prior written consent), Borrowers will cause all such Persons to comply with the covenants and agreements contained herein pertaining to the Collateral.
6. Negative Covenants. Borrowers jointly and severally agree that, until the principal of and all interest on the Notes and all of the other Indebtedness have been paid in full and this Agreement terminated, Borrowers shall observe and comply with, or cause to be observed and complied with, each of the following provisions:
6.1 Liens. Borrowers shall not incur, create, assume or suffer to exist any pledge, lien, charge, security interest or other encumbrance of any nature whatsoever on any of the Collateral, except for the following (collectively, “Permitted Encumbrances”):
(a) the liens and security interests granted by Borrowers to Bank in connection with the execution of this Agreement and those, if any, subsequently consented to by Bank in writing;
(b) liens or security interests in any of the Collateral (excluding the “Equipment” defined in the Security Agreement, with respect to which Borrowers shall not grant any third Person a lien or security interest without the prior written consent of Bank, which may be granted or withheld in Bank’s sole discretion) arising from indebtedness permitted pursuant to Section 6.10, provided that any such liens and security interests shall be junior and subordinate to the liens and security interests of Bank in such Collateral; and
(c) any statutory landlord's lien in and to any of the Collateral pursuant to KRS 383.070, which shall be junior and subordinate to the liens and security interests of Bank in such Collateral pursuant to that certain Estoppel Certificate and Lien Subordination of even date herewith executed in favor of Bank by Arq Corbin Land LLC, Corbin Project LLC and the landlord under the Lease; and
(d) the lien of ad valorem property taxes not yet due and payable.

6.2 Advances, Repayment of Debts and Distributions. Without Bank’s prior written consent, and contingent on the Loan being current and in good standing, Borrowers shall not make any advances or make any payment of principal or interest on any debt owed to any member, manager, shareholder, director or officer of any of Borrowers, any Affiliate of any of Borrowers (or any of such Affiliate’s shareholders, directors, officers, members or managers, as the case may be), provided that any such permitted advance shall be subordinate to the payment in full of the Loan.
6.3 Mergers, Sales and Transfers. Without Bank’s prior written consent, each of Borrowers shall not (whether in one transaction or in a series of transactions):
(a) Be or become a party to any consolidation, reorganization or merger;
(b) Sell all or substantially all of its assets;
(c) Purchase all or a substantial part of the assets of any other Person or other business enterprise;
(d) Lease, sell, transfer or otherwise dispose of (or enter into any agreement to do any of the foregoing) any interest in any Collateral or in any other asset exceeding $250,000.00 in value (which shall not be interpreted to prohibit the sale of coal and coal by-products); or
(e) Effect any change in its capital structure or amend its organizational or governing documents.
6.4 Subsidiaries. Without Bank’s prior written consent, Borrowers shall not create any Subsidiaries; acquire any capital stock or other equity or interests in another corporation, limited liability company, entity, partnership, limited partnership, other entity, joint venture or business; transfer any ownership interest in any Subsidiary or grant any option or other rights with respect thereto; or permit any existing Subsidiary to issue any additional equity rights or grant any options or other rights with respect thereto. Borrowers shall not transfer, assign or lend any money or other property to any Subsidiary.
6.5 Change in Business or Management. Borrowers shall not change materially the nature of Borrowers’ business in any manner. Borrowers shall not make any changes in Borrowers’ senior management without prior written notice to Bank.
6.6 Indebtedness. Borrowers shall not co-sign or endorse any liabilities, obligations or indebtedness of any other Person while the Loan is outstanding or provide any security for any of the foregoing if such actions would constitute or effect a lien on any of the Collateral in favor of any Person other than Bank. Subject to Section 6.10 below, Borrowers will not, without the prior written consent of Bank, co-sign or endorse any liability or obligation that, in Bank’s opinion, will substantially weaken Borrowers’ consolidated financial condition. The foregoing shall not be interpreted to prohibit a Borrower from co-signing or endorsing any liability or obligation for another Borrower as long as Borrowers continue to comply with the Financial Covenants. Without the prior written consent of Bank, Borrowers shall not incur any indebtedness for borrowed money whatsoever or guarantee or become directly or contingently liable on any notes or other evidence of indebtedness or contract of any kind, or enter any contract or agreement requiring Borrowers to make payments regardless of the performance by the other party or that has the effect of constituting a guarantee (and Borrowers shall not make any guarantee for any Affiliate), except only for royalties payable under the Lease, trade payables incurred by Borrowers in the ordinary course of business and equipment financed through other lenders which is not in the aggregate in excess of $5,000,000.00.

6.7 Loans. Borrowers shall not make any loans to any Affiliate (other than another Borrower) or to any of their (or of any Affiliate’s) respective officers, directors, shareholders, members or managers until the Indebtedness has been repaid in full. The foregoing shall not be interpreted to prevent Arq Corbin Land LLC from making the “Landlord Payments” defined in the Sublease directly to the landlord under the Lease if Corbin Project LLC fails to do so, in accordance with the provisions of Section 4 of the Sublease. Additionally, Borrowers shall not make any loans or advance any funds whatsoever, other than in the ordinary course of business without the prior written consent of Bank and USDA.
6.8 Prepayment of Other Debts. Borrowers shall not prepay prior to their respective presently existing maturities any debts or liabilities, except the Notes and other Indebtedness.
6.9 Distributions and Compensation. The total amount of distributions, dividends or compensation to Borrowers’ members, managers and/or officers (including salaries, bonuses, commissions, fees, withdrawals or other payments, whether direct or indirect, and dividends paid on the “York Capital Preferred Stock,” as that term is defined in the USDA Conditional Commitment) will be limited to an amount that, when taken together, will not adversely affect the repayment ability of such Borrower. Such amount shall not be increased year over year unless (a) an after-tax profit was made in the preceding fiscal year, (b) Borrowers are and will remain in compliance with the provisions of this Agreement and the USDA Conditional Commitment, (c) all of such Borrower’s debts are paid to a current status, (d) Borrowers have been current with the Loan payments for twelve (12) consecutive months, and (e) such Borrower has obtained Bank’s prior written approval. For the avoidance of doubt, any distribution by a Borrower to its members in accordance with the provisions of its operating agreement for purposes of paying such members’ federal and state income tax obligations shall be permitted.
6.10 Capital Expenditures; Disposition of Fixed Assets. Borrowers will not invest in additional debt-financed fixed asset purchases in an annual aggregate amount of more than $5,000,000.00 without Bank’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrowers shall not lease, sell, transfer or otherwise encumber the Collateral without the prior written consent of Bank. Any sale or other disposition of any fixed assets constituting any of the Collateral shall also require the prior written consent of USDA Rural Development.
6.11 Outside Investing Activities. Outside business investing by Borrowers and loans or advances from Borrowers to their Affiliates and/or to their (and/or their Affiliates’) respective members, managers and/or officers that are not otherwise addressed in this Agreement require Bank’s prior written consent. Any loans to any of Borrowers from another Borrower, an Affiliate and/or any of their respective members, managers and/or officers must be subordinated in writing to the Loan as set forth in this Agreement or converted to an equity interest (subject to Bank’s prior written consent regarding the terms of such equity interest), and no payments shall be made on any of such debts unless the Loan is current and in good standing.
6.12 Lease; Sublease. Without Bank’s prior written consent, Corbin Land LLC and Corbin Project LLC shall not assign, terminate, forfeit or amend the Lease or Sublease in any material manner or further sublease all or any portion of the Leased Property, provided, however, that Bank’s consent to an amendment of the Lease or Sublease shall not be unreasonably withheld, conditioned or delayed.
7. Representations and Warranties. Borrowers hereby jointly and severally represent and warrant to Bank as follows, which warranties and representations shall be deemed to be continuing and shall survive the execution of this Agreement:

7.1 Existence and Licenses. Each Borrower is a validly existing limited liability company in good standing under the laws of the state of its organization and is qualified to do business with all required certifications and approvals in all states in which it owns any properties or carries on substantial activities or is otherwise required to be so qualified, and has, and shall at all times maintain, in full force and effect, all licenses and permits necessary or appropriate for its business.
7.2 Authority and Enforceability. No registration with or approval of any governmental agency or court of any kind is required for the due execution and delivery of, or for the enforceability of, this Agreement or any of the other Loan Documents. Borrowers have the legal power and right to execute and deliver this Agreement and the other Loan Documents to which they are parties and to observe and perform all of the provisions thereof. Borrowers’ respective execution and delivery of this Agreement and the other Loan Documents and the performance and observance by Borrowers of the provisions of hereof and thereof do not and will not violate any existing provision in Borrowers’ organizational or governing documents or any law applicable to Borrowers or otherwise constitute a default or violation under any existing contract or other obligation binding upon any of Borrowers or their property, with or without the passage of time or the giving of notice or both. Each Person executing and delivering each Loan Document to which a Borrower is a party has been duly authorized to do so, and this Agreement and the other Loan Documents are legally binding upon Borrowers.
7.3 Litigation and Taxes. No litigation or proceeding involving Borrowers is pending or, to the knowledge of Borrowers, threatened in any federal, state or local court or administrative agency. Borrowers are not in default in the payment of any tax, nor is any assessment threatened in respect thereof (other than the assessment of ad valorem property taxes not yet due and payable), and Borrowers have timely filed all federal, state and local tax returns (or timely filed for extensions) and have paid all taxes required to be paid therewith. The charges, accruals and reserves in respect of taxes on the financial statements of Borrowers are adequate as determined in accordance with GAAP in all material respects. Borrowers know of no proposed material tax assessment against any of Borrowers, and no extension of time for the assessment of federal, state or local taxes of any of Borrowers is in effect or has been requested except as disclosed in the financial statements furnished to Bank.
7.4 Financial Statements. Borrowers’ compiled, unaudited financial statements furnished to Bank prior to the execution of this Agreement are true and complete, have been prepared in accordance with IFRS and adjusted compliant with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, omit no material contingent liabilities of any kind that are not disclosed or otherwise reflected therein and fairly present Borrowers’ respective financial conditions as of their dates and the results of Borrowers’ operations for the respective fiscal periods then ending. Since the respective dates of such statements, there has been no material adverse change in any of Borrowers’ respective financial condition, properties or businesses. Borrowers do not have any contingent liabilities which, if determined adversely to Borrowers (either singly or in the aggregate), would have a material adverse effect on Borrowers.
7.5 Default. No Possible Default or Event of Default exists under this Agreement, nor will any such default begin to exist immediately after the execution and delivery hereof.
7.6 Liens. The assets of Borrowers are subject only to the Permitted Encumbrances.
7.7 ERISA. Borrowers are not liable under any defined benefit plan or multi-employer pension plan.

7.8 Investment Company Act. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
7.9 Regulation U. No Borrower is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. No part of the proceeds of the Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for the purpose of purchasing or carrying or trading in any securities under such circumstances so as to involve any of Borrowers in a violation of Regulation X of said Board or to involve Bank in a violation of Regulation U of said Board.
7.10 Environmental Matters. Borrowers hereby jointly and severally represent and warrant to Bank that: (a) there are no hazardous substances disposed of, stored or present on, in or under, any of the Leased Property in violation of any Environmental Laws, nor have Borrowers arranged for the storage, treatment, transportation reuse, recycling or disposal of any such substances or wastes at any other sites prior to the date hereof, any of which disposal, storage, presence or arrangement would reasonably be expected to result in a material adverse claim against any of Borrowers; (b) there are no releases in reportable quantities under CERCLA of any hazardous substances to the environment from or at any facility owned or operated by any of Borrowers which would reasonably be expected to result in any material obligation or liability of any of Borrowers; (c) Borrowers are in compliance in all material respects with all federal, state and local statutes, rules, ordinances and other laws and regulations relating to protection of the environment, including, without limitation, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901, et seq.; the Clean Air Act, 42 U.S.C. §7401, et seq.; the Clean Water Act, 33 U.S.C. §1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136, et seq.; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §11001, et seq.; and the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq. (“CERCLA”) (collectively, “Environmental Laws”); (d) no conditions exist at any facility of any of Borrowers which would necessitate remedial action by any of Borrowers under CERCLA or any other Environmental Law; (e) no conditions exist on any other property for which any Borrower is, or would reasonably be expected to be, responsible for all or any portion of costs or expenses in any material amount associated with the clean-up of such property under CERCLA or any other Environmental Laws; (f) no liens have been asserted against any assets of any of Borrowers for all or any portion of the costs or expenses associated with the clean-up of any waste disposal site or other property under CERCLA or any other Environmental Laws; and (g) there are no pending or threatened material claims, assessments, or litigation against any of Borrowers with respect to any alleged material noncompliance with any Environmental Laws. Borrowers jointly and severally agree to indemnify and hold harmless Bank from any and all losses, costs, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) which may result from any of the aforesaid representations or warranties being untrue at any time and for any liability of any nature which may be incurred by Bank under CERCLA or any other Environmental Laws relating to any transaction between Bank and Borrowers. This indemnity shall survive the payment in full of the Notes, and the discharge and/or release of the other Loan Documents.

7.11 Zoning. The Leased Property is properly zoned for the operation of the Project, and Borrowers have no knowledge of any fact or circumstance that would render any portion of the Leased Property unavailable or unsuitable for the operation of the Project. Borrowers are in compliance with all applicable zoning, land use and subdivision laws, regulations, restrictions and ordinances relative to the use of the Leased Property for the Project.
7.12 Contracts and Leases. All contracts and leases of Borrowers necessary or appropriate for the Project (including, without limitation, the Lease and Sublease) have been or will be duly authorized, executed and entered into by Borrowers and are in full force and effect. There are no defaults by Borrowers or any other Person currently existing under any such contract or lease and Borrowers and all other Persons who are parties to such contracts and leases have fully performed and complied with all of their obligations and responsibilities thereunder as of the date hereof.
8. Events of Default. The occurrence of any or all of the following events constitute an Event of Default under this Agreement:
8.1 Payments. If any installment of principal or interest on any of the Indebtedness, including but not limited to any Note, shall not be paid in full punctually when due and payable, subject to any applicable grace period.
8.2 Defaults Under Loan Documents. If any breach of or “Event of Default” occurs under any other Loan Document (as such term is defined in such other Loan Document) and continues beyond any applicable notice and cure periods.
8.3 Covenants and Agreements. If Borrowers shall violate or fail to perform or observe, or fail to cause to be performed or observed, any covenant, agreement, condition or other provision (other than as governed by Section 8.1 or 8.2 hereof) contained or referred to in this Agreement and such failure or omission shall not have been fully corrected to Bank’s complete satisfaction within fifteen (15) days (or such other grace or cure period as may be expressly provided for) after Bank has given written notice thereof to Borrowers, provided, however, that if such failure or omission is not reasonably susceptible of cure within fifteen (15) days but Borrowers have initiated a cure and are diligently pursuing same within such period, Borrowers shall have an additional period of fifteen (15) days within which to cure such failure or omission.
8.4 Failure to Pay Other Indebtedness. If any of Borrowers shall fail to pay or perform any other material obligation such Borrowers may have or become subject to with respect to any Person within any applicable grace or cure period that shall materially adversely affect any of Borrowers’ financial condition.
8.5 Accuracy of Statements. If any representation or warranty or other statement of fact contained herein or in any of the Loan Documents or in any writing, certificate, report or statement at any time furnished by or for any of Borrowers to Bank pursuant to or in connection with this Agreement or otherwise in connection with the transactions contemplated hereby shall be false or misleading in any material respect or shall omit to state a material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which made, not misleading, on the date as of which made, whether or not made with knowledge of same.

8.6 Judgments and Liens. If a final judgment or judgments for the payment of money in excess of the sum of $250,000.00 in the aggregate (excluding any amounts covered by insurance) shall be rendered against any of Borrowers and such judgment or judgments shall remain unsatisfied and in effect and shall not have been discharged within forty-five (45) consecutive days after the entry thereof and execution thereon shall not have been stayed pending appeal, or if so stayed, ten (10) days after the expiration of such stay, or if a lien or notice of lien is filed against any of Borrowers’ assets (other than Permitted Encumbrances), including mechanics’ or materialmens’ liens and state or federal tax liens, or if an action to enforce a lien upon or security interest in any of Borrowers’ assets, is commenced.
8.7 Solvency and Other Matters. If any of Borrowers shall:
(a) discontinue business;
(b) make a general assignment for the benefit of creditors;
(c) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its or their assets;
(d) be adjudicated a bankrupt or insolvent;
(e) file a voluntary petition in bankruptcy or file a petition or an answer seeking a composition, reorganization or an arrangement with creditors or to take advantage of any other law (whether federal or state) relating to relief for debtors, or admit (by answer, default or otherwise) the material allegations of any petition filed against it in any bankruptcy, reorganization, composition, insolvency or other proceeding (whether federal or state) relating to relief for debtors;
(f) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court or governmental agency of competent jurisdiction, which assumes control of any of Borrowers or approves a petition seeking a reorganization, composition or arrangement of any of Borrowers or any other judicial modification of the rights of any of Borrowers’ creditors, or appoints a custodian, receiver, trustee or liquidator for any of Borrowers or for all or a substantial part of any of Borrowers’ business or assets;
(g) not be paying its debts as they become due; or
(h) be enjoined or restrained from conducting all or a material part of any of its or their business as now conducted and the same is not dismissed and dissolved within thirty (30) days after the entry thereof.
9. Remedies Upon Default. Notwithstanding any contrary provision or inference herein or elsewhere, Bank shall have the following rights and remedies upon an Event of Default:
9.1 Optional Acceleration. If any Event of Default referred to in Sections 8.1 through 8.6 hereof shall occur, Bank, in its absolute discretion, without further notice to Borrowers, may declare all or any of the Indebtedness, including but not limited to the Notes, to be, whereupon the same shall be, accelerated and immediately due and payable in full, all without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrowers.

9.2 Automatic Acceleration. If any Event of Default referred to in Section 8.7 hereof shall occur, all of the Indebtedness, including the Notes, shall thereupon become accelerated and immediately due and payable in full, all without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrowers.
9.3 Offsets. If any Event of Default or Possible Default shall occur or begin to exist, Bank shall have the right then, or at any time thereafter, to set off against, and to appropriate and apply toward the payment of the Indebtedness (in such order as Bank may select in its sole discretion), including but not limited to the indebtedness evidenced by the Notes, whether or not such Indebtedness shall then have matured or be due and payable and whether or not Bank has declared the Notes and/or other Indebtedness to be in default and immediately due, any and all deposit balances and other sums and indebtedness and other property then held or owed by Bank to or for the credit or account of any of Borrowers, and in and on all of which Borrowers hereby grant Bank a first-priority security interest and lien to secure all of the Indebtedness, all without notice to or demand upon Borrowers or any other Person, all such notices and demands being hereby expressly waived.
9.4 Termination of Disbursements. Upon the occurrence of any Possible Default, Bank may immediately cease making Advances under the Loan (to the extent the same remain available for disbursement) while any Possible Default exists. Upon the occurrence of any Event of Default, Bank shall thereafter have no obligation under any circumstances to make any further Advances under the Loan and may pursue all other remedies available to Bank hereunder.
9.5 Rights Under Security Instruments. If any Event of Default shall occur, Bank shall also have all rights and remedies granted to Bank under any and all of the Security Instruments and the other Loan Documents.
9.6 Rights Cumulative. All of Bank’s rights and remedies upon the occurrence of an Event of Default or Possible Default hereunder shall be cumulative to the greatest extent permitted by law and shall be in addition to all those rights and remedies afforded to Bank at law and/or in equity.
10. Notices.
10.1 Giving of Notices. All notices, requests, consents, approvals, waivers, demands and other communications hereunder (collectively, “Notices”) shall be made in writing and (a) delivered to a reputable express messenger service (such as Federal Express or United Parcel Service) for overnight delivery on the next Business Day, or (b) delivered via first class United States mail, postage prepaid, return receipt request, in each case addressed as follows (or to such other address as a party shall have given Notice to the others):
If to Bank:            Community Trust Bank, Inc.
346 North Mayo Trail
Pikeville, KY 41501
Attn: Stephen Belcher

If to Borrowers:         Corbin Project LLC
301 East Main Street, Suite 1100
Lexington, KY 40507
Attn: R. William West

                Arq Projects Holding Company LLC
301 East Main Street, Suite 1100
Lexington, KY 40507
Attn: R. William West

                Arq St. Rose LLC
301 East Main Street, Suite 1100
Lexington, KY 40507
Attn: R. William West

                Arq Corbin LLC
301 East Main Street, Suite 1100
Lexington, KY 40507
Attn: R. William West

                Arq Corbin Land LLC
301 East Main Street, Suite 1100
Lexington, KY 40507
Attn: R. William West
10.2 Time Notices Deemed Given. Notices shall be deemed given one (1) Business Day following the proper delivery of the Notice to a reputable overnight delivery service for delivery on the next Business Day, or two (2) Business Days following the deposit of the Notice into the United States mail as set forth above, as the case may be.
11. Fees and Expenses. Borrowers shall pay all out-of-pocket expenses (including attorneys’ fees and costs) reasonably incurred by Bank in connection with the transactions contemplated hereunder, including, but not limited to, Bank’s reasonable fees and expenses incurred in preparing and revising this Agreement and the other Loan Documents, in the closing of the Loan and the perfection (or continuation of perfection) of any lien or security interest granted to Bank to secure the Loan, including all filing and recording fees and taxes. Further, following an Event of Default hereunder or an “Event of Default” under any other Loan Document (as such term is defined in such other Loan Document), Borrowers will pay to Bank, to the extent allowable by applicable law, such further amounts as shall be sufficient to fully reimburse Bank for all of its costs and expenses of enforcing its rights and remedies under this Agreement, and the other Loan Documents and in protecting or preserving any security for the Indebtedness including, without limitation, Bank’s reasonable attorneys,’ appraisers’ and accountants’ fees, court costs, security costs and maintenance costs, and the same shall be deemed evidenced by the Notes and secured by all of the Security Instruments. All obligations provided for in this Section shall survive termination or cancellation of this Agreement for any reason whatsoever.
12. Miscellaneous Provisions. This Agreement shall be subject to the following miscellaneous provisions:
12.1 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavor any party by virtue of the authorship of any of the provisions of this Agreement. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.2 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same Agreement. Executed copies hereof may be delivered by facsimile, by email of a PDF document or by other electronic means and, upon receipt, shall be deemed originals and binding upon the parties hereto, provided, however, that the foregoing shall not be deemed to prohibit Bank from requiring the delivery of original signatures. Signature pages may be detached and reattached to physically form one document. Each party agrees that if Bank permits the use of electronic signatures in this Agreement and electronic signatures are used in this Agreement, they are intended to authenticate this Agreement and to have the same force and effect as manual, “wet ink” signatures.
12.3 Entire Agreement. This Agreement, including the Recitals hereto and all exhibits and schedules, all of which are incorporated herein by reference, and all of the other Loan Documents, collectively embody the entire agreement and understanding of the parties hereto with respect to the subject matter herein contained, and supersede all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof.
12.4 Further Assurances. Borrowers agree to (a) furnish upon Bank’s request such further information, (b) execute and deliver such other documents and (c) do such other acts and things, all as Bank may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
12.5 Headings. The headings in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any provision hereof.
12.6 Invalidity of Provisions; Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall to any extent be held in any proceeding to be invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected thereby, and shall be valid, legal and enforceable to the fullest extent permitted by law. Notwithstanding the foregoing, each party hereto agrees that it has reviewed the provisions of this Agreement, and that the same, taken as a whole, are fair and reasonable.
12.7 Binding Effect; No Assignment. The provisions of this Agreement shall bind and benefit the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, including each subsequent holder, if any, of the Notes or any other Indebtedness. Borrowers shall not assign or transfer this Agreement, any other Loan Document or any of their rights or obligations hereunder or thereunder without the prior written consent of Bank, which may be granted or withheld in Bank’s reasonable discretion.
12.8 Modifications. This Agreement may be modified only in writing executed by the parties hereto.
12.9 Time of Essence. Time is of the essence to the performance of the obligations set forth in this Agreement and in all of the other Loan Documents.

12.10 Waiver. Bank’s rights and remedies hereunder are cumulative and not alternative. Neither the failure nor any delay by Bank in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Each such right, power, remedy or privilege may be exercised by Bank, either independently or concurrently with others, and as often and in such order as Bank may deem expedient. To the maximum extent permitted by applicable law, no waiver that may be given by a party hereto will be applicable except in the specific instance for which it is given. No waiver or consent granted by Bank with respect to this Agreement, any other Loan Document or the Indebtedness shall be binding upon Bank, unless specifically granted in writing by a duly authorized officer of Bank, which writing shall be strictly construed.
12.11 Indemnification and Release. Borrowers hereby release Bank from any liability for any error of judgment or for any act done or omitted by Bank so long as Bank shall have acted in good faith and without gross negligence or willful misconduct. Under no circumstances shall Bank be deemed a fiduciary for any of the parties to this Agreement. Borrowers hereby jointly and severally indemnify, release and hold harmless Bank from and against any and all claims, damages, losses, liabilities and related costs and expenses (including reasonable attorneys’ fees) incurred by Bank or asserted against Bank by any Person (including any of Borrowers) arising out of, in connection with or by reason of (a) the execution or delivery of any Loan Document or any agreement or instrument contemplated by any Loan Document, the performance by the parties thereto of their respective obligations under any Loan Document or the consummation of the transactions contemplated by the Loan Documents, (b) the Loan or the actual or proposed use of the proceeds therefrom, (c) any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third Person or by any of Borrowers, except to the extent such claims, damages, losses, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Bank. The provisions of this Section shall survive the making of the Loan indefinitely.
12.12 Interpretation. The parties hereto hereby agree that this Agreement shall be so interpreted to give effect and validity to all the provisions hereof to the fullest extent permitted by law.
12.13 Errors and Omissions. For and in consideration of Bank’s agreement to close the Loan, Borrowers agree that, if requested by Bank, they shall fully cooperate in the correction of any clerical or scrivener’s errors in any or all of the Loan Documents if deemed necessary or desirable in the reasonable exercise of Bank’s discretion in order to ensure the validity of the Loan Documents and the liens and security interests granted to Bank in connection with the Loan. Such requests may include, but are not limited to, all changes, corrections, re-executions or modifications of any of the Loan Documents and/or the execution of any additional documents as may be required by Bank. If Borrowers fail to meet their respective obligations under this Section, Borrowers agree that they shall be jointly and severally liable for, and shall pay or reimburse Bank for, all losses incurred or sustained by Bank caused by such failure, including actual costs, expenses, reasonable legal fees and court costs.

12.14 Survival of Covenants, Agreements, Warranties and Representations. All covenants, agreements, warranties and representations made by Borrowers herein shall survive the making of the Loan and delivery of the Notes, this Agreement and the other Loan Documents and shall be deemed to be continuing covenants, agreements, representations and warranties at all times while any portion of the Indebtedness, including the Notes, remains unpaid (and, if applicable, shall be further deemed to be remade and restated by them at the time of each Advance made under the Loan).
13. Governing Law. This Agreement and all other Loan Documents are executed and delivered in, and shall be governed by the laws of, the Commonwealth of Kentucky, without giving effect to any conflict of laws rule or principle that might require the application of the laws of another jurisdiction, except to the extent otherwise set forth herein or therein, except as otherwise required by the UCC and except that matters respecting title and/or the creation, perfection, priority and/or foreclosure of liens on, and security interests in, any real property shall be governed by the internal laws of the state where such real property is located if such state is other than the Commonwealth of Kentucky.
14. Jurisdiction; Venue. Borrowers hereby irrevocably agree that any legal action or proceeding against any of them arising out of this Agreement may be brought in the federal and/or state courts located in Fayette County, Kentucky, and hereby irrevocably consent and submit to the jurisdiction of said courts. Nothing herein shall in any way be deemed to limit the ability of Bank to serve any writs, process or summons in any other manner permitted by applicable law or to obtain jurisdiction over any of Borrowers in such other jurisdictions, and in such manner, as may be permitted by applicable law. Borrowers irrevocably waive any objection that any of them may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or in relation to this Agreement brought in the federal and/or state courts located in Fayette County, Kentucky, and also irrevocably waive any claim that any such suit, action or proceeding brought in any one of those courts has been brought in an inconvenient forum.
15. Jury Trial Waiver. BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AND/OR ANY OTHER PROCEEDING BASED ON, ARISING OUT OF, UNDER AND/OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT AND/OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER WRITTEN OR ORAL) AND/OR ACTIONS OF BORROWERS AND/OR BANK.
[Remainder of Page Intentionally Left Blank; Signatures Follow]

In Witness Whereof, the parties have entered into this Agreement as of the date first written above.

COMMUNITY TRUST BANK, INC.
By:	/s/ Stephen Belcher
Stephen Belcher, Senior Vice President
("Bank")

CORBIN PROJECT LLC
By:	/s/ R. William West
R. William West, President

ARQ PROJECTS HOLDING COMPANY LLC
By:	/s/ R. William West
R. William West, President

ARQ ST. ROSE LLC
By:	/s/ R. William West
R. William West, President

ARQ CORBIN LLC
By:	/s/ R. William West
R. William West, President

ARQ CORBIN LAND LLC
By:	/s/ R. William West
R. William West, President
(collectively, "Borrowers")